Exhibit 99.1

cbdMD Announces Cancellation of Special Meeting

Charlotte, NC, October 25, 2023 - cbdMD, Inc. (NYSE American: YCBD, YCBD-pa) announced that it will not proceed with the vote scheduled for October 26, 2023 seeking the approval for the automatic conversion of its Series A Preferred Stock. The special meeting scheduled for that date has been cancelled. While the Company believes converting the Series A Preferred Stock is paramount to future growth and opportunities, it was unable to obtain sufficient “FOR” proxies to meet the higher threshold vote requirement under the Series A Preferred Stock Certificate of Designation.

Management continues to focus on the business and evaluate strategic alternatives while it works on a subsequent proposal.

About cbdMD:

cbdMD, Inc. is one of the leading and most highly trusted and recognized hemp-derived cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products as well as Full Spectrum and Delta 9 THC products. The cbdMD brand currently includes high-quality, premium CBD products including tinctures, gummies, topicals, capsules, sleep aids and more. The Company’s Paw CBD brand includes formulated pet products including tinctures, chews and topicals in varying strengths. To learn more about cbdMD and the complete line of products, please visit www.cbdmd.com, follow cbdMD on Instagram and Facebook or visit one of the thousands of retail outlets that carry cbdMD products.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified using words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict. You are urged to carefully review and consider any cautionary statements, and other disclosures, including the statements made under the heading “Risk Factors” in cbdMD, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 as filed with the Securities and Exchange Commission (the “SEC”) and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of cbdMD, Inc. and are difficult to predict. cbdMD, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on cbdMD’s websites and cbdMD’s social media platforms, including, but not limited to, Instagram and Facebook, is not part of this press release.

1 THC-free is defined as below the level of detection using validated scientific analytical tools.

Contact Information:
cbdMD, Inc.
Ronan Kennedy, Interim CEO & CFO
+1 (704) 445-3064
IR@cbdmd.com